UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2016

SITO MOBILE, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-53744	13-4122844
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ 07301

(Address of principal executive offices) (Zip Code)

(201) 275-0555

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 1, 2016, SITO Mobile, Ltd. (the “Company”) entered into Amendment No.1 (the “Amendment”) to that certain Revenue Sharing and Note Purchase Agreement, by and among the Company, SITO Mobile Solutions, Inc., SITO Mobile R&D IP, LLC, Fortress Credit Co LLC, and the Purchasers signatory thereto, dated as of October 3, 2014 (the “Agreement”). Pursuant to the terms of the Amendment, principal payment on the Notes issued pursuant to the Agreement shall be reduced from $333,333 to $175,000 for the period commencing on the last business day of February 2016 through the last business day of February 2017 and from $333,333 to $300,000 for the period commencing on the last business day of March 2017 to the last day of business on February 2018, with the final payment on the last business day on March 2018 increased to repay the remaining principal in full. In consideration for the Amendment, the Company agreed to pay a restructuring fee of $100,000 and issue 200,000 shares of its common stock to the Purchasers.

The foregoing description is a summary only, does not purport to set forth the complete terms of the Amendment, and is qualified in its entirety by reference to the Amendment filed as an exhibit to this Current Report.

On March, 2, 2016, the Company released a press release with respect to the foregoing, a copy of which is attached hereto as Exhibit 99.1.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 1, 2016, the Company filed a Certificate of Amendment to its Certificate of Incorporation to reduce the number of authorized shares of common stock from 300,000,000 to 100,000,000 shares.

A copy of the Certificate of Amendment, as filed with the Secretary of State of the State of Delaware, is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

3.1	Certificate of Amendment of the Certificate of Incorporation of SITO Mobile, Ltd.

10.1	Amendment No.1 (the “Amendment”) to that certain Revenue Sharing and Note Purchase Agreement, by and amount the Company, SITO Mobile Solutions, Inc., SITO Mobile R&D IP, LLC, Fortress Credit Co LLC, and the Purchasers signatory thereto.

99.1	Press Release, dated as of March 2, 2016.

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SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2016

SITO MOBILE, LTD.

By:	/s/ Jerry Hug
Name:	Jerry Hug
Title:	Chief Executive Officer

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